UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 12, 2006

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation, and its subsidiaries.

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On June 12, 2006, we entered into a securities purchase agreement with accredited institutional investors pursuant to which we raised $8.0 million through a private placement of 8% convertible debentures and warrants to purchase up to 8,889,002 shares of our common stock at an exercise price of $0.48 per share. The warrants are exercisable for a period of five years.

The debentures bear interest at 8% per annum and are due December 12, 2007. The debentures are convertible into shares of our common stock at any time at a conversion rate of $0.45 per share. Under the terms of the purchase agreement, unless we obtain stockholder approval of the financing, we may not issue shares of our common stock upon the conversion of the debentures or upon exercise of the warrants if the number of shares of common stock so issued, when aggregated with any shares of common stock issued after June 12, 2006, upon conversion of the debentures or upon exercise of warrants issued in the financing would exceed 19.999% of number of shares of our common stock outstanding on the date of the financing. We agreed to hold a stockholders meeting for the purpose of obtaining stockholder approval of the financing if the common stock issuable upon conversion of the debentures and exercise of the warrants issued in the financing would exceed 15% of our common stock outstanding on the date of the financing. The principal amount of the debentures is redeemable at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures commencing December 12, 2006. We may, in our discretion, elect to pay the monthly redemption amount in cash or in shares of our common stock, subject to certain conditions related to the market for shares of our common stock and the registration of the shares issuable upon conversion of the debentures under the Securities Act of 1933.

The placement agent for the financing was Rodman & Renshaw, LLC. Under the terms of our engagement agreement, we agreed to pay Rodman & Renshaw a cash fee equal to 6% of the aggregate proceeds raised and to issue a warrant to purchase up to 1,066,680 shares of our common stock at an exercise price of $0.48 per share for services rendered as placement agent.

In connection with the financing, we have agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the debentures and the shares of common stock underlying the warrants. We also granted a right of first refusal to investors to purchase their pro rata portion of up to 25% of securities issued by us to third parties for a period of twelve months following the closing of the financing, subject to certain excluded transactions described in the securities purchase agreement.

A complete copy of the debenture, the form of warrant, the securities purchase agreement, the registration rights agreement, and our press release related to the financing, are attached hereto as Exhibits 4.1, 4.2, 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference.

Amendment to Warrant

On June 12, 2006, we amended the warrants issued in connection with our June 2005 private placement to provide that we will call one hundred percent of such warrants if we complete a debt or equity financing for a minimum of $8 million in gross proceeds. The rights and privileges granted pursuant to the warrants shall expire on the tenth day after the holders receive a call notice if the warrants are not exercised. In the event the warrants are not exercised with respect to the called warrant shares, we agreed to remit to the warrant holders $0.38 per called warrant share. The amendment did not otherwise change any terms of the warrants, including the exercise price or the number of shares issuable upon exercise of the warrants.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with our June 12, 2006, private placement described in Item 1.01 above, we agreed to issue warrants to purchase up to 8,889,002 shares of our common stock to accredited institutional investors. We also agreed to issue a warrant to purchase up to 1,066,680 shares of our common stock to the placement agent in the financing. The shares of common stock and the warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of 8% Convertible Debenture

4.2	Form of Warrant

10.1	Securities Purchase Agreement, dated as of June 12, 2006, by and among Saflink Corporation and the Purchasers

10.2	Registration Rights Agreement, dated as of June 12, 2006, by and among Saflink Corporation and the Purchasers

99.1	Press release of Saflink Corporation, dated June 13, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: June 14, 2006	By:	/s/ Jon C. Engman
	Name:	Jon C. Engman
	Title:	Chief Financial Officer

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